CONTACT:

                                   Marianne V. Pastor
                                   (703) 335-7800

                                FOR IMMEDIATE RELEASE

Williams Industries, Inc. Announces Multi-Million Dollar
Contract to Fabricate, Deliver and Erect Steel For the
Springfield Interchange Project
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Wednesday January 21, 8:30 am ET

MANASSAS, Va., Jan. 21 -- Williams Industries, Inc. (Nasdaq:
WMSI) today announced that its subsidiary, Williams Bridge Company, has been awarded a contract valued at approximately $22 million to fabricate, deliver and erect more than 14,650 tons of steel for nine bridges that are part of the Springfield Interchange Project in Virginia. The Springfield Interchange project involves Interstates 95, 395, and 495 in one of the busiest interchanges in the nation. When the total project is complete, it will involve 50 bridges, 41 miles of roadway and will include 24 lanes at its widest point.

Williams Industries' subsidiaries were involved in earlier stages of the project. However, Williams Bridge Company's latest contract with Archer Western Contractors, a subsidiary of The
Walsh Group of Chicago, Illinois, is the company's most significant involvement to date. The ability of Williams
Industries' subsidiaries to fabricate, deliver and erect projects of this scope, using its own forces, is evidence of the corporation's diversity in the steel industry.

In April, the company announced it had been awarded the largest single contract in the company's history -- valued at slightly less than $30,000,000 to fabricate, deliver and erect more than 13,500 tons of steel for the Virginia approach of the Woodrow Wilson Bridge replacement project. The Woodrow Wilson Bridge project is in close proximity to the Springfield Interchange project.

Fabrication for both projects will occur at Williams Bridge Company's facilities located in Manassas and Richmond, Virginia, with assistance from the company's plant in Bessemer, Alabama if necessary. Another subsidiary, Williams Steel Erection Company will work with Williams Bridge and will be responsible for the on-site erection of the projects. Fabrication for the Springfield Interchange project will begin in 2004. Fabrication for the Woodrow Wilson project has already begun and will continue in phases according to the state schedule.

Williams Industries' President and CEO Frank E. Williams, III, said the addition of the Springfield Interchange project makes the company's backlog about $75 million, which is the highest it has been in many years. "Several years ago, the company made the decision to increase its manufacturing capabilities. This contract, coupled with the Woodrow Wilson project, is a clear indication that the company is now competitive on any steel bridge project in the eastern United States," Williams said.

The firm's capacity and location definitely play a significant part in its competitiveness, Richard D. Geyer, President of Williams Bridge Company, said, but he added "Williams Bridge's reputation for producing quality products in a timely fashion is probably the ultimate determinant in most contract awards."

The subsidiaries of Williams Industries, Inc. provide a wide range of quality, cost competitive services and products for the industrial, commercial and institutional construction markets. The construction and manufacturing services include: steel and precast concrete erection; miscellaneous metals installation; the fabrication of welded steel plate girders; rolled steel beams, and light structural and other metal products; the construction, repair and rehabilitation of bridges; crane rental, heavy and specialized hauling and rigging.

This release contains forward-looking statements, which are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed in, or implied by, the forward-looking statements. Investors or other users of forward-looking statements are cautioned that such statements are not a guarantee of future performance by the Company and that such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.


For additional information, please go to the company's web site
"www.wmsi.com" or call the investor relation's office at (703)
335-7800.

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